UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number: 1-13814

                             Intimate Brands, Inc.
             (Exact name of registrant as specified in its charter)

                             Three Limited Parkway
                              Columbus, Ohio 43216
                                 (614) 415-6900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Class A Common Stock, Par Value $0.01
            (Title of each class of securities covered by this form)


                                 Not Applicable
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)      [x]        Rule 12h-3(b) (1) (i)       [x]
Rule 12g-4(a) (1) (ii)     [_]        Rule 12h-3(b) (1) (ii)      [_]
Rule 12g-4(a) (2) (i)      [_]        Rule 12h-3(b) (2) (i)       [_]
Rule 12g-4(a) (2) (ii)     [_]        Rule 12h-3(b) (2) (ii)      [_]
                                      Rule 15d-6                  [_]

Approximate number of holders of record as of the certification or notice date:

         Class A Common Stock, par value $0.01 per share             One


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Intimate Brands, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                             INTIMATE BRANDS, INC.

Date: March 21, 2002                         By: /s/ David Hasson
                                                --------------------------------
                                                Name:  David Hasson
                                                Title: Vice President